Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF
SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

AMC ENTERTAINMENT HOLDINGS, INC.

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

AMC Entertainment Holdings, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

That, pursuant to the authority granted to and vested in the Board of Directors of the Corporation (the “Board”) in accordance with the provisions of the Corporation’s Amended and Restated Certificate of Incorporation and applicable law, the Board by resolution adopted on July 28, 2022: (i) authorized and established, pursuant to Section 151 of the DGCL, a series of preferred stock of the Corporation classified as “Series A Convertible Participating Preferred Stock” and approved the form of Certificate of Designations thereof and (ii) established and designated a pricing committee of the Board (the “Pricing Committee”), pursuant to Section 141(c)(2) of the DGCL, and conferred upon the Pricing Committee the power and authority of the Board, to the fullest extent permitted by law, to, among other things, determine the final terms of the Certificate of Designations of the Series A Convertible Participating Preferred Stock.

That the Pricing Committee, through action by written consent on August 4, 2022, pursuant to the authority conferred upon the Pricing Committee by the Board, adopted the following resolution approving the final terms of the Certificate of Designations in accordance with its delegation by the Board:

“NOW, THEREFORE, BE IT RESOLVED, the Certificate of Designations, setting forth the designations, rights, preferences, powers, restrictions and limitations of the Series A Convertible Participating Preferred Stock is hereby authorized and approved and an Authorized Officer (as defined therein) of the Company, any one of whom may act without the joinder of any of the others, be, and each of them hereby is, authorized, empowered and directed to execute and file with the office of the Secretary of State of the State of Delaware the Certificate of Designations, in the form attached hereto as Exhibit A.”

IN WITNESS WHEREOF, this Certificate of Designations is executed on behalf of the Corporation by its duly authorized officer this 4th day of August, 2022.

AMC ENTERTAINMENT HOLDINGS, INC.

/s/ Kevin M. Connor
Name: Kevin M. Connor
Title: Senior Vice President, General Counsel and Secretary

Exhibit A

CERTIFICATE OF DESIGNATIONS
OF
SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

OF

AMC ENTERTAINMENT HOLDINGS, INC.

Pursuant to the authority vested in the Board of Directors (the “Board”) by the Amended and Restated Certificate of Incorporation (as amended and/or restated from time to time, the “Certificate of Incorporation”) of AMC Entertainment Holdings, Inc. (the “Corporation”), the Board does hereby designate, create, authorize and provide for the issue of a series of preferred stock, $0.01 par value per share, which shall be designated as Series A Convertible Participating Preferred Stock (the “Preferred Stock”) consisting of 10,000,000 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

SERIES A CONVERTIBLE PARTICIPATING PREFERRED STOCK

Section I. Definitions

“Additional Shares of Common Stock” has the meaning specified in Section VI(c).

“Adjustment Event” has the meaning specified in Section VII(d).

“Amendment” means the Amendment to the Certificate of Incorporation increasing the number of shares of Common Stock that the Corporation is authorized to issue from 524,173,073 to such higher number of authorized shares of Common Stock as the Board may at any time determine in its sole discretion, which amount shall be not less than an amount sufficient to effect the conversion of the then-outstanding shares of Preferred Stock into Common stock.

“Applicable Conversion Rate” means the Initial Conversion Rate, subject to adjustment pursuant to Sections VI and VII for any such event occurring subsequent to the initial determination of such rate.

“Board” has the meaning specified in the preamble.

“Certificate of Incorporation” has the meaning specified in the preamble.

“Closing Date” means the date that the Preferred Stock is first issued.

“Common Equivalent Dividend Amount” has the meaning specified in Section III(a).

“Common Stock” means the Class A common stock, $0.01 par value per share, of the Corporation.

“Conversion Date” means the first business day following the receipt of Stockholder Approval and the filing, acceptance and effectiveness of the Amendment with the Office of the Secretary of State of the State of Delaware.

“Corporation” has the meaning specified in the preamble.

“Exchange Property” has the meaning specified in Section VII(a).

“Holder” means the Person in whose name the shares of Preferred Stock are registered, which may be treated by the Corporation as the absolute owner of the shares of Preferred Stock for the purpose of making payment and settling conversion and for all other purposes.

“Initial Conversion Rate” means, one-hundred (100) shares of Common Stock for each share of Preferred Stock.

“Junior Securities” shall have the meaning specified in Section V(a).

“Liquidation Preference” means, for each share of Preferred Stock, an amount equal to $0.01.

“Parity Securities” shall have the meaning specified in Section V(a).

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preferred Stock” has the meaning specified in the preamble.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or other applicable security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee of the Board or by statute, contract or otherwise).

“Reorganization Event” has the meaning specified in Section VII(a).

“Senior Securities” shall have the meaning specified in Section V(a).

“Stockholder Approval” means the requisite approval by the requisite stockholders of the Corporation of the Amendment.

Section II. Automatic Conversion

(a)            Upon the terms and in the manner set forth in this Section II, at 9:30 a.m., New York City time, on the Conversion Date, each share of Preferred Stock will automatically convert into an amount of fully-paid and non-assessable shares of Common Stock, without any action on the part of Holders or the Corporation, determined in accordance with the Applicable Conversion Rate. The shares of Preferred Stock so converted will be cancelled as described in paragraph (b) below. The Corporation may seek Stockholder Approval at such time or times as the Board in its sole discretion shall determine.

(b)           As promptly as practicable after the Conversion Date, the Corporation shall provide written notice of the conversion to each Holder stating the Conversion Date and the number of shares of Common Stock issued upon conversion of each share of Preferred Stock held of record by such Holder and subject to conversion. Immediately upon conversion, the rights of the Holders with respect to the shares of Preferred Stock so converted shall cease and the persons entitled to receive the shares of Common Stock upon the conversion of such shares of Preferred Stock shall be treated for all purposes as having become the record and beneficial owners of such shares of Common Stock. In the event that a Holder shall not by written notice designate the name in which shares of Common Stock and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of shares of Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the Holder and in the manner shown on the records of the Corporation.

(c)           No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay an amount in cash (rounded to the nearest cent) equal to the interest in the net proceeds from the sale in the open market by the applicable conversion agent of the aggregate fractional shares of Common Stock that otherwise would have been issuable upon conversion of the Preferred Stock.

(d)           The Corporation shall not be required to reserve or keep available, out of its authorized but unissued shares of Common Stock, or to have sufficient authorized shares of Common Stock to cover, the number of shares of Common Stock that would be required to effect the conversion of all of the then-outstanding shares of Preferred Stock prior to the Stockholder Approval.

(e)            All shares of Common Stock which may be issued upon conversion of the shares of Preferred Stock will, upon issuance by the Corporation, be validly issued, fully paid and non-assessable.

(f)            Effective immediately prior to the Conversion Date, dividends shall no longer be declared on the shares of Preferred Stock and such shares of Preferred Stock shall cease to be outstanding, in each case, subject to the rights of Holders to receive any declared and unpaid dividends on such shares and any other payments to which they are otherwise entitled pursuant to Section III or Section VII.

Section III. Dividend Rights

(a)            From and after the Closing Date to but excluding the Conversion Date, (i) the Holders shall be entitled to receive, when, as and if declared by the Board or any duly authorized committee of the Board, but only out of assets legally available therefor, all cash dividends or distributions (including, but not limited to, regular quarterly dividends) declared and paid or made in respect of the shares of Common Stock, at the same time and on the same terms as holders of Common Stock, in an amount per share of Preferred Stock equal to the product of (x) the Applicable Conversion Rate then in effect and (y) any per share dividend or distribution, as applicable, declared and paid or made in respect of each share of Common Stock (the “Common Equivalent Dividend Amount”), and (ii) the Board or any duly authorized committee thereof may not declare and pay any such cash dividend or make any such cash distribution in respect of Common Stock unless the Board or any duly authorized committee of the Board declares and pays to the Holders, at the same time and on the same terms as holders of Common Stock, the Common Equivalent Dividend Amount per share of Preferred Stock. Notwithstanding any provision in this Section III(a) to the contrary, the Holders shall not be entitled to receive any cash dividend or distribution made with respect to the Common Stock after the Closing Date where the Record Date for determination of holders of Common Stock entitled to receive such dividend or distribution occurs prior to the Closing Date.

(b)            Each dividend or distribution declared and paid pursuant to paragraph (a) above will be payable to Holders of record of Preferred Stock as they appear in the records of the Corporation at the close of business on the same day as the Record Date for the corresponding dividend or distribution to the holders of shares of Common Stock.

(c)            Except as set forth in this Certificate of Designations, the Corporation shall have no obligation to pay, and the holders of Preferred Stock shall have no right to receive, dividends at any time, including with respect to dividends with respect to Parity Securities or any other class or series of authorized preferred stock of the Corporation. To the extent the Corporation declares dividends on the Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation will allocate the dividend payments on a pro rata basis among the holders of the shares of Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the allocation of partial dividend payments, the Corporation will allocate dividend payments on a pro rata basis among the Holders and the holders of any Parity Securities so that the amount of dividends paid per share on the Preferred Stock and such Parity Securities shall in all cases bear to each other the same ratio that payable dividends per share on the shares of the Preferred Stock and such Parity Securities (but without, in the case of any noncumulative preferred stock, accumulation of dividends for prior dividend periods) bear to each other. The foregoing right shall not be cumulative and shall not in any way create any claim or right in favor of Holders in the event that dividends have not been declared or paid in respect of any prior calendar quarter.

(d)            No interest or sum of money in lieu of interest will be payable in respect of any dividend payment or payments on Preferred Stock or on such Parity Securities that may be in arrears.

(e)            Holders shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Preferred Stock as specified in this Certificate of Designations.

Notwithstanding any provision in this Certificate of Designations to the contrary, Holders shall not be entitled to receive any dividends for any calendar quarter in which the Conversion Date occurs, except to the extent that any such dividends have been declared by the Board or any duly authorized committee of the Board and the Record Date for such dividend occurs prior to the Conversion Date.

Section IV. Voting

(a)            Prior to the Conversion Date, Holders are entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are then convertible based on the Applicable Conversion Rate as of the record date for determining stockholders entitled to vote (i) on all matters presented to the holders of Common Stock for approval, voting together with the holders of Common Stock as one class, or (ii) whenever the approval or other action of Holders is required by applicable law or by the Certificate of Incorporation; provided, however that Holders shall not be entitled to vote together with the Common Stock with respect to any matter at a meeting of the stockholders of the Corporation, which under applicable law or the Certificate of Incorporation requires a separate class vote.

Section V. Rank; Liquidation

(a)            With respect to any dividends or distributions (including, but not limited to, regular quarterly dividends) declared by the Board, the Preferred Stock shall rank (i) senior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Preferred Stock (“Junior Securities”); (ii) on parity with the Common Stock and any class or series of capital stock of the Corporation created specifically ranking by its terms on parity with the Preferred Stock (“Parity Securities”); and (iii) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms senior to any Preferred Stock (“Senior Securities”). With respect to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntarily or involuntarily, except as set forth in (b) below, the Preferred Stock shall rank (i) senior to all of the Common Stock; (ii) senior to any class or series of Junior Securities; (iii) on parity with any class or series of Parity Securities; and (iv) junior to any class or series of Senior Securities.

(b)            Subject to any superior liquidation rights of the holders of any Senior Securities of the Corporation and the rights of the Corporation’s existing and future creditors, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each Holder shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock and Junior Securities and pari passu with any distribution to the holders of Parity Securities: (i) an amount equal to the sum of the Liquidation Preference for each share of Preferred Stock held by such Holder and an amount equal to any dividends declared but unpaid thereon plus (ii) the amount the Holders would have received if, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Preferred Stock had converted into Common Stock (based on the then effective Applicable Conversion Rate and without giving effect to any limitations on conversion set forth herein) and if such amount in this clause (ii) exceeds the amount set forth in (i) above, minus the amount set forth in (i) above, which shall be paid out pari passu with any distribution to holders of the Common Stock and Parity Securities. Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section V and will have no right or claim to any of the Corporation’s remaining assets.

(c)            For purposes of this Section V, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) or all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section VI. Anti-Dilution Adjustments

(a)            In the event the Corporation shall at any time prior to the Conversion Date issue Additional Shares of Common Stock, then the Applicable Conversion Rate shall be adjusted, concurrently with such issue, to a rate determined in accordance with the following formula:

(b)            For purposes of the foregoing formula, the following definitions shall apply:

(i)            “CR0” shall mean the Applicable Conversion Rate in effect immediately before the close of business on the Record Date or effective date, as applicable, for such issuance of Additional Shares of Common Stock;

(ii)           “CR1” shall mean the Applicable Conversion Rate in effect immediately after the close of business of the Record Date or effective date, as applicable, of such issuance of Additional Shares of Common Stock;

(iii)          “OS0” shall mean the number of shares of Common Stock outstanding immediately prior to such issuance of Additional Shares of Common Stock; and

(iv)          “OS1” shall mean the number of shares of Common Stock outstanding immediately following such issuance of Additional Shares of Common Stock.

(c)            For the purposes of this Section VI, “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or deemed to be issued) by the Corporation after the Closing Date and prior to the Conversion Date as a distribution, dividend, stock split, stock combination or other similar recapitalization with respect to the Common Stock (in each case excluding an issuance solely pursuant to a Reorganization Event).

(d)            Notwithstanding the foregoing, if any distribution, dividend, stock split, stock combination or other similar recapitalization with respect to the Common Stock as described above is declared or announced, but not so paid or made, then the Applicable Conversion Rate in effect will be readjusted, effective as of the date the Board, or any officer acting pursuant to authority conferred by the Board, determines not to pay such distribution or dividend or to effect such stock split or stock combination or other similar recapitalization, to the Applicable Conversion Rate that would then be in effect had such dividend, distribution, stock split, stock combination or similar recapitalization not been declared or announced.

Section VII. Adjustments

(a)            Upon the occurrence of a Reorganization Event prior to the Conversion Date, each share of Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of Holders, automatically convert into the types and amounts of securities, cash, and other property that is or was receivable in such Reorganization Event by a holder of the number of shares of Common Stock into which such share of Preferred Stock was convertible immediately prior to such Reorganization Event in exchange for such shares of Common Stock (such securities, cash, and other property, the “Exchange Property”). The Holders shall not have any separate class vote on any Reorganization Event. A “Reorganization Event” shall mean:

(i)            any consolidation, merger, or conversion of the Corporation with or into another person, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property of the Corporation or another person;

(ii)           any sale, transfer, lease, or conveyance to another person of all or substantially all of the consolidated assets of the Corporation and its subsidiaries, taken as a whole, in each case pursuant to which the Common Stock will be converted into cash, securities, or other property; or

(iii)          any reclassification of the Common Stock into securities other than the Common Stock.

(b)            In the event that holders of the shares of the Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders are entitled to receive upon conversion shall be deemed to be the weighted average of the types and amounts of consideration actually received, per share of Common Stock, by the Holders, unless the Holders have the opportunity to elect the form of consideration to be received in such Reorganization Event.

(c)            The Corporation (or any successor) shall, within 20 days of the occurrence of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the type and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section VII.

(d)            Other than with respect to an issuance of Additional Shares of Common Stock pursuant to Section VI, if at any time prior to the Conversion Date, the Corporation issues to all holders of the Common Stock shares of securities or assets of the Corporation (other than shares of Common Stock or cash) as a dividend on the Common Stock, or the Corporation issues to all holders of the Common Stock certain rights or warrants entitling them for a period of 60 days or less to purchase shares of Common Stock at less than the current market value of the Common Stock at that time, or the Corporation purchases shares of Common Stock pursuant to a tender offer or exchange offer generally available to holders of Common Stock (subject to customary securities laws limitations) at above the current market value of the Common Stock at that time, and in each such case the Record Date with respect to such event (or the date such event is effective, as the case may be) occurs on or after the Closing Date and prior to the Conversion Date (each, an “Adjustment Event”), then the Corporation will make such provision (i) to extend such tender offer or exchange offer on equivalent terms to Holders or (ii) as is necessary so that the Holder receives (upon cancellation of such shares of Preferred Stock in the event of a tender offer or exchange offer) the same dividend or other asset or property, if any, as it would have received in connection with such Adjustment Event if it had been the holder on the Record Date (or the date such event is effective, as the case may be) of the number of shares of Common Stock into which the shares of Preferred Stock held by such Holder are then convertible, or, to the extent that it is not reasonably practicable for the Corporation to make such provision, the Applicable Conversion Rate or other terms of the Preferred Stock shall be adjusted to provide the Holder with an economic benefit comparable to that which it would have received had such provision been made; it being understood that this paragraph (c) shall not apply to the extent that any Holder participates, or is permitted to participate, on a pro rata as-converted basis with the holders of Common Stock.

Section VIII. Reports as to Adjustments

Whenever the number of shares of Common Stock into which the shares of the Preferred Stock are convertible is adjusted as provided in Section VI or Section VII, the Corporation shall promptly compute such adjustment and furnish to the Holders a certificate, signed by the principal financial officer or treasurer of the Corporation, setting forth the number of shares of Common Stock into which each share of the Preferred Stock is convertible as a result of such adjustment, a brief statement of the facts requiring such adjustment and the computation thereof and when such adjustment will become effective. Amounts resulting from any calculation hereunder will be rounded to the nearest 1/10,000th.

Section IX. Exclusion of Other Rights

Except as may otherwise be required by law, the shares of Preferred Stock shall not have any voting powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth herein (as this Certificate of Designations may be amended from time to time) and in the Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.

Section X. Severability of Provisions

If any voting powers, preferences or relative, participating, optional or other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as this Certificate of Designations may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Certificate of Designations (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences or relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences or relative, participating, optional or other special rights of Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences or relative, participating, optional or other special rights of Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

Section XI. Reissuance of Preferred Stock

Consistent with Section 243 of the DGCL, shares of Preferred Stock that have been issued and reacquired in any manner, including shares purchased by the Corporation or exchanged or converted, may not be reissued and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) be retired and cancelled promptly after acquisition thereof. All such shares shall upon their cancellation have the status of authorized but unissued shares of preferred stock of the Corporation undesignated as to series and may be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation. The Corporation may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of Preferred Stock.

Section XII. Additional Authorized Shares

Notwithstanding anything set forth in the Certificate of Incorporation or this Certificate of Designations to the contrary, the Board or any authorized committee of the Board, without the vote of the Holders, may increase or decrease the number of authorized shares of Preferred Stock or other stock ranking junior or senior to, or on parity with, the Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section XIII. Determinations

The Corporation shall be solely responsible for making all calculations called for hereunder. Absent manifest error, such calculations shall be final and binding on all Holders. The Corporation shall have the power to resolve any ambiguity and its action in so doing, as evidenced by a resolution of the Board, shall be final and conclusive unless clearly inconsistent with the intent hereof. Amounts resulting from any calculation will be rounded, if necessary, to the nearest one ten-thousandth, with five one-hundred thousandths being rounded upwards.

Section XIV. No Redemption

The Corporation may not, at any time, redeem the outstanding shares of the Preferred Stock.

Section XV. Repurchases

Subject to the limitations imposed herein, the Corporation may purchase and sell shares of Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board or any duly authorized committee of the Board may determine.

Section XVI. No Sinking Fund

Shares of Preferred Stock are not subject to the operation of a sinking fund.

Section XVII. Notices

All notices, requests and other communications to each Holder shall be in writing (including facsimile transmission) and shall be given at the address of such Holder as shown on the books of the Corporation. A Holder may waive any notice required hereunder by a writing signed before or after the time required for notice or the action in question.

Section XVIII. No Share Certificates

Notwithstanding anything to the contrary contained in this Certificate of Designations, no shares of Preferred Stock shall be issued in physical, certificated form. All shares of Preferred Stock shall be evidenced by book-entry on the books and records of the Computershare Trust Company, N.A. or such other Person as determined by the Corporation.

Section XIX. Other Amendments

Notwithstanding anything to the contrary contained herein, while any Preferred Stock is issued and outstanding, the Certificate of Incorporation shall not be amended in any manner, including in a merger or consolidation, which would alter, change or repeal the powers, preferences or special rights of the Preferred Stock so as to affect them materially and adversely without the affirmative vote of the Holders of at least two-thirds of the outstanding shares of Preferred Stock, voting together as a single class.